Exhibit 99.1

Piccolo International University Closes Reverse Merger With Maple Mountain Pumpkins & Agriculture, Inc. (MMPA.OB)

Friday, April 3, 2009

SCOTTSDALE, AZ—April 3, 2009 – Nouveau Educational Systems, Inc. D/b/a Piccolo International University (“PIU”) is pleased to announce the successful closing of its reverse merger with Maple Mountain Pumpkins & Agriculture, Inc. (“MMPA”). PIU is an international online provider of higher education services targeting the niche market of business professionals and entrepreneurs.   PIU received its license from the Arizona State Board for Private Postsecondary Education (State Board) in March, 2008.

As a result of the merger, management of MMPA was replaced by the management of PIU, which includes the former CEO of the University of Phoenix (APOL), former general counsel for Grand Canyon University (LOPE), as well as distinguished board members with online education experience. MMPA has filed an 8-K outlining the details of this transaction consistent with U.S. Securities and Exchange Commission (SEC) regulation, which can be viewed on the SEC website.

Ms. Laura Palmer Noone, Ph.D., J.D., President and CEO of PIU, said “We are very pleased with the progress of this transaction, and we are excited to be a publicly traded company. Going public through this merger is the next step in our evolution, allowing PIU to strengthen its capitalization and position itself in the counter-cyclical industry of online, postsecondary education.”

James Piccolo, Board Chairman, stated “We are now in a position to implement a solid growth strategy that rests on a management team with decades of higher education experience. The market is ideal for an entity such as PIU, that can move quickly, provide a quality education, and attract the adult learner who is very different than one might think.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About PICCOLO INTERNATIONAL UNIVERSITY

www.Online PIU.com

PIU is a provider of online postsecondary education services focused on offering undergraduate degree programs and certificates in business disciplines such as accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology. PIU is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners as well as career-oriented programs that meet the objectives of working adults.

Forward Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof.  Risks and uncertainties applicable to the company and its business could cause the company's actual results to differ materially from those indicated in any forward-looking statements.

For further information contact:

Corporate Contact:
     Linda Rawles, General Counsel
     Piccolo International University
     Phone: 480.398.7021
     Email: Lrawles@OnlinePIU.com

Shareholder Contact:
Jim Sung
Primary Capital, LLC
Strategic Alliance Capital
80 Wall Street, 5th Floor
New York, NY 10005
Phone: 212-300-0068
Email: JSung@PrimaryLLC.com